Filed pursuant to Rule 424(b)(3)
Registration No. 333-219127

BLACKSTONE FLOATING RATE ENHANCED INCOME FUND

Supplement No. 4, dated December 13, 2021, to the

Prospectus dated January 27, 2021 (the “Prospectus”),

for Common Shares of Beneficial Interest

European Union Taxonomy Regulation Disclosure

The following disclosure is added in the Prospectus under “Foreign Offering Legends” after the fifth paragraph under “Distribution in the European Economic Area”:

Regulation (EU) 2020/852 of the European Parliament and of the Council of 18 June 2020 on the establishment of a framework to facilitate sustainable investment (the Taxonomy Regulation) sets out a framework for classifying specific economic activities as “environmentally sustainable.” The investments underlying this financial product do not take into account the EU criteria for environmentally sustainable economic activities.

Capitalized terms not defined herein have the meanings assigned to them in the Prospectus.

Please retain this supplement for future reference.

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